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                                                                   Exhibit 10.14

                              [ACTIVBIOTICS LOGO]

January 7, 2004

Andrew L. Sternlicht, MD
533 Hammond Street
Chestnut Hill, MA 02467

Dear Andrew,

I am pleased to offer you the position of VICE PRESIDENT, CLINICAL DEVELOPMENT with ActivBiotics, Inc., with a start date of 3/8/04.

Your annual base salary will be $260,000 payable in bi-weekly installments of $10,833.34. You will also be eligible for the company stock option program, with an initial grant of 580,000 shares. This award is subject to the terms of the option plan, including a vesting schedule of 25% per year for four years Andrew, this award represents an important equity position in ActivBiotics, and we look forward to working together to continue build the value of this company. You will also participate in our bonus program, eligible to earn an additional 30% of your annual base salary. This bonus payout will be determined by your individual performance against agreed upon objectives, as well as company and management team performance against objectives.

You will also be eligible for the following additional employee benefits:

-    Health and dental Insurance

-    Long and short term disability insurance and long term care insurance

-    8 fixed and 4 floating holidays

-    401K retirement plan

-    Direct deposit of payroll (OPTIONAL)

- Section 125 plan, allowing pre-tax deduction of health and dental insurance contributions

-    4 weeks (20 days) paid vacation time per year.

- An option to purchase shares of the Company's common stock in accordance with the Company's stock option plan. This award, including the strike price, is subject to the approval of the Company's Board of Directors.

     The Option will be subject to the terms and conditions of the Company's Stock Option Plan (the "Plan"), and the Stock Option Agreement that you will sign (the "Option Agreement"), which will include, among other things, a vesting schedule stating that the Option will vest 25% on the anniversary of the date you sign this letter, and then annually thereafter over a period of three years from such anniversary, provided you remain employed with the Company on each applicable vesting date. Please consult the Stock Option Agreement and the Plan for further information, which are attached hereto. Any Additional Options will be subject to their applicable option agreement and the option plan then in effect.

Your employment with the Company will be on an "at-will" basis, which means that either you or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause, and with or without prior notice. If your employment is terminated by ActivBiotics without Cause, you will be eligible to receive 3 months salary continuation payments at your base salary rate in effect as of your date of termination, paid in accordance with the Company's payroll practice then in effect. The Company's obligation to pay any salary continuation is conditioned upon the Company having received a general release from you in a form and substance reasonable satisfactory to the Company

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     For purposes of this letter:

     "Cause" shall mean any one or more of the following: (i) your substantial and continuing failure, for within a period of 30 days after receiving notice thereof from the Board or the Chief Executive Officer of ActivBiotics, to perform your responsibilities to the Company; (ii) your willful misconduct, fraud, or material dishonesty that result in material harm to the Company; (iii) your breach of fiduciary duty to the Company; (iv) your deliberate disregard of the rules or policies of the Company or directions from the Board or the Chief Executive Officer of ActivBiotics, which results in material harm to the Company; (v) your commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; or (vi) your material breach of the invention and Non-Disclosure agreement or any other agreement executed by you with the Company.

     Except as set forth in this or other applicable agreements, the Company shall have no other obligations to you upon the cessation of your employment other than payment of any accrued but unused vacation through the termination date. All payments and benefits described herein will be subject to applicable federal, state and local tax withholdings.

     The Company requires you to verify that the performance of the position at ActivBiotics does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to ActivBiotics.) Please provide us with a copy of any potentially conflicting agreements for our review. You will also be required to sign the Company's standard invention and Non-Disclosure agreement, which is enclosed, as a condition of your employment with the Company.

Andrew, we are confident that you will make an important contribution to the success of ActivBiotics, and look forward to working with you. This offer will be valid until January 12, 2004 please do not hesitate to contact me if you have any questions. In order to accept the position as offered, please sign this letter and the attached application for employment for our records, and return both to me.

Sincerely,                              I accept the offer of employment as
                                        outlined above,


/s/ Cathy Carew                         /s/ Andrew L. Sternlicht
-------------------------------------   ----------------------------------------
Cathy Carew,                            Andrew L. Sternlicht, MD
Vice President, Human Resources         Vice President, Clinical Development
                                        JANUARY 21, 2004